Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-283203) of Mingteng International Corporation Inc. (the “Company”) of our report dated April 30, 2025, relating to the consolidated balance sheet of the Company as of December 31, 2024, and the related consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended, and the related notes, included in Mingteng International Corporation Inc.’s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

April 30, 2025